Exhibit 99.1

SINO-GLOBAL APPOINTED TO OVERSEE SHIP MANAGEMENT OPERATION AND

NAMED EXCLUSIVE GENERAL SHIPPING AGENT FOR “RONG ZHOU”

New Shipping Agency Services Agreement Expect to Generate Annual Revenues of $0.5 Million

NEW YORK, NY – September 24, 2015 - Sino-Global Shipping America, Ltd. (NASDAQ CM: SINO) ("Sino-Global" or the "Company"), a Virginia company engaged in shipping, chartering, logistics and related services, today announced that the Company has been appointed by Rong Yao International Shipping Limited (the “Vessel Seller”) to oversee the ship management operation for the 8,818 gross tonnage oil/chemical transportation tanker, the "Rong Zhou" (the "Vessel"). Such appointment by the Vessel Seller is intended to allow for a smooth transition of the eventual ownership of the Vessel to Sino-Global. Currently, the Vessel trades in connection with the transportation of olein and refined bleached and deodorized palm kernel oil from ports in Indonesia to ports in Mainland China. The Vessel has recently completed its scheduled special survey and its NK classification inspection, and is en-route to its next destination.

In addition, Sino-Global has reached an agreement with the third-party charterer of the Vessel (the “Charterer”) pursuant to which Sino-Global will become the exclusive general shipping agent for the Vessel. The Company believes that this agreement allows Sino-Global to maximize its service opportunities from the Vessel, including chartering, shipping agency and ship management services. Based on available information, the Company believes that the new general shipping agency services will generate revenues to Sino-Global of approximately $0.5 million in fiscal year 2016. All revenues to be received by the Company from the shipping agency services related to the Vessel are US dollar denominated.

As previously reported by the Company, in May 2015 the Vessel Seller time-chartered the Vessel to Sino-Global for a two-year period, and Sino-Global, in turn, time-chartered the Vessel to the Charterer for the same two-year period. Under the terms of such chartering agreements, the Charterer will pay Sino-Global a chartering fee of $7,500 per day, and in turn, the Company will pay the Vessel Seller a chartering fee of $3,500 per day. Given its role as an overseer of the ship management operation for the Vessel Seller, Sino-Global is no longer required to remit the $3,500 per day chartering fee to the Vessel Seller but will be responsible for the review, approval and payment of related vessel operating expenses. Sino-Global plans to handle all related ship management duties via its existing ship management service platform in Hong Kong.

Mr. Lei Cao, Chief Executive Officer of Sino-Global, said, “We welcome the service appointment from the Vessel Seller, as it is a testament of the Vessel Seller’s commitment towards Sino-Global's eventual ownership of the Vessel. Having the opportunity to oversee the Vessel’s ship management operation now will allow us to ensure a smooth transition upon closing with a continued commitment towards efficient cost management. In addition, we are very excited about this new general shipping agency service agreement with the Charterer as it gives us a tremendous opportunity to optimize our operating cash flows and increase our shipping agency revenues in fiscal year 2016."

About Sino-Global Shipping America, Ltd.

Founded in the United States in 2001, Sino-Global Shipping America, Ltd. is a company engaged in shipping, chartering, logistics and related services. We are headquartered in New York with offices in Mainland China, Australia, Canada and Hong Kong. Our current service offerings consist of shipping agency services, shipping and chartering services, inland transportation management services and ship management services.  For more information, please visit: www.sino-global.com.

Exhibit 99.1

Forward Looking Statements

Any statements and/or other information contained in this release that relate, directly and/or indirectly, to future plans, events or performance of the Company are forward-looking statements that involve risks, and uncertainties some of which are identified in Sino-Global's filings with the Securities and Exchange Commission.  Actual results, events or performance of the Company and such other about mentioned events may differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof.  Sino-Global undertakes no obligation to publicly release or otherwise disclose the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For more information, please contact:

Mr. Michael Porter, President
Porter, LeVay & Rose
212-564-4700
mike@plrinvest.com